Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2013, with respect to the consolidated financial statements included in the Annual Report of Spherix Incorporated on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Spherix Incorporated on Forms S-8 (File No. 333-184170, File No. 333-187811 and File No. 333-185524), and Forms S-3 (File No. 333-193729, File No. 333-191002, File No. 333-161531 and File No. 333-177748).

/s/ Grant Thornton LLP
Grant Thornton LLP
McLean, Virginia
March 31, 2014